Exhibit 10.16

KEYSIGHT TECHNOLOGIES, INC.

DEFERRED COMPENSATION PLAN

(Established Effective August 1, 2014)

Section 1.                                          Establishment and Purpose of Plan.

The Keysight Technologies, Inc. Deferred Compensation Plan (the “Plan”) is hereby adopted and established effective August 1, 2014 as the successor plan to the Agilent Technologies, Inc. Deferred Compensation Plan (the “Agilent Plan”).   The Agilent Plan was amended and restated effective November 1, 2003, including the introduction of eligibility of Directors to participate in the Agilent Plan, the detailed terms of which were set forth in a separate subplan to the Agilent Plan and are also incorporated in this Plan pursuant to the terms of Attachment A to this Plan.  The Agilent Plan was frozen effective December 31, 2004, and this Plan, upon its establishment, is also frozen, and solely those benefits which had accrued and vested under the Agilent Plan as of December 31, 2004, shall be provided pursuant to the terms of this Plan.

Agilent Technologies, Inc. (“Agilent”) created Keysight Technologies, Inc. (Keysight), as a wholly-owned subsidiary, in order to complete a planned corporate separation of the Agilent operations (the “Operational Separation”) and the subsequent distribution of all outstanding Keysight common stock to Agilent’s shareholders (the “Distribution”).  According to the terms of the Employee Matters Agreement entered into by and between Agilent and Keysight (the “Employee Matters Agreement”), Keysight has established this Plan with substantially similar terms to the Agilent Plan and effective as of the date of the Operational Separation Keysight assumed the portion of the liabilities under the Agilent Plan related to Keysight Group Employees.  During the period between the date of the Operational Separation and the date of the Distribution (the “Transition Period”), Keysight also assumes on the applicable Transfer Dates all liabilities under the Agilent Plan for any Subsequently Transferred Keysight Employees and Agilent assumes on any applicable Transfer Date all Keysight liabilities under the Plan of any Returning Agilent Employee, as determined under the provisions of the Employee Matters Agreement.  Effective as of the date of the Distribution, all Participants that are Keysight Group Employees (other than Returning Agilent Employees) and Subsequently Transferred Keysight Employees will no longer be eligible to participate or otherwise receive benefits under the Agilent Plan and all deferred compensation benefits earned under the Agilent Plan by such Participants shall be provided pursuant to the terms and conditions of this Plan.  Neither the Operational Separation nor the Distribution shall be treated as a distribution event under the Plan with respect to any Participant.  In addition, consistent with the terms of the Employee Matters Agreement, as soon as practicable after the date of the Distribution, all shares of Agilent common stock held in any Participant Deferral Account are being converted to shares of Keysight common stock.

The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees and is intended to meet the exemptions provided under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as well as the requirements of Department of Labor Regulations Section 2520.104-23.

The Plan is an unfunded and unsecured deferred compensation arrangement between the Participant and Keysight, in which the Participant agrees to give up a portion of the Participant’s current compensation in exchange for Keysight’s unfunded and unsecured promise to make a payment at a future date, as specified in Section 6.

Keysight retains the right, as provided in Section 14, to amend or terminate the Plan at any time.  Certain capitalized words used in the text of the Plan are defined in Section 22 in alphabetical order.

Section 2.                                          Participation in the Plan.

All Eligible Employees on the U.S. payroll of Keysight are eligible to defer Base Pay, Bonus or awards under the Keysight Technologies, Inc. Long-Term Performance Plan (“LTPP”) under the Plan if they have Base Pay, at the time of election as specified in Section 3.1(a), in excess of the Base Pay Threshold.  All Directors are eligible to defer some or all of their annual cash retainer and committee fees.

Section 3.                                          Timing and Amounts of Deferred Compensation.

Eligible Employees shall make elections to participate in the Plan, as follows:

3.1                               Base Pay Deferrals.

(a)                                 Timing of Base Pay Deferral.  With respect to a deferral of Base Pay, an election to participate must be made on or before December 15, or such earlier date established by the Committee, of the calendar year preceding the calendar year with respect to which an election to defer Base Pay is made, in accordance with procedures established by the Committee.  Notwithstanding the foregoing, a newly hired Eligible Employee may make an initial deferral election by the date the Committee specifies after the individual receives enrollment materials.  Currently, the Committee has specified that for a newly hired Eligible Employee an initial deferral election must be made within 30 days of becoming an Eligible Employee.

(b)                           Amount of Base Pay Deferral.  The amount that will be deferred from Base Pay for an Eligible Employee is determined as follows:

(i)                                     The Eligible Employee will elect an annual whole dollar amount to be deferred from Base Pay.  The minimum annual whole dollar amount of Base Pay that may be deferred is $6,000 per calendar year.  The maximum annual whole dollar amount of Base Pay that may be deferred each calendar year is equal to the amount that Base Pay exceeds the Base Pay Threshold.

(ii)                                  The annual whole dollar amount of Base Pay will be divided equally into the number of pay periods falling within the calendar year to which the election pertains (the “Pay Period Deferral Amount”).

(iii)                               The Pay Period Deferral Amount or parts thereof will be deferred to the extent that a Participant has cash compensation sufficient to cover the Pay Period Deferral Amount or parts thereof.

(c)                                  Suspension and Reinstatement of Deferral.  In situations where a Participant’s participation in the Plan is suspended as described in Section 3.5, all deferrals cease.  If the Participant is reinstated into the Plan during the same calendar year as the suspension, the per pay period Deferred Amount will be reinstated and deferred for the pay periods remaining in the calendar year.

3.2                               Bonus Deferrals.

(a)                                 Timing of Bonus Deferral.  Participants must make an election to defer a Bonus on or before December 15, or such earlier date established by the Committee, of the calendar year ending within the fiscal year to which the Bonus pertains, in accordance with any procedures established by the Committee.  Notwithstanding the foregoing, an election to defer a Bonus payable for a period after the fiscal year begins may be amended or revoked at any time prior to the commencement of the period to which the Bonus relates, in accordance with any procedures established by the Committee.  Notwithstanding the foregoing, a newly hired Eligible Employee may make an initial bonus deferral election by the date the Committee specifies after the individual receives enrollment materials.  Currently, the Committee has specified that for a newly hired Eligible Employee an initial deferral election must be made within 30 days of becoming an Eligible Employee.

(b)                                 Amount of Bonus Deferral.   An Eligible Employee may defer any portion, up to 100%, of any Bonus to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point.  Once an election is made by an Eligible Employee to defer any portion or all of a Bonus, the appropriate dollar amount will be withheld from the Bonus when this amount would have otherwise been paid.

3.3                               LTPP Deferrals.

(a)                                 Timing of LTPP Award Deferral.  Participants must make an election to defer an LTPP Award on or before December 15, or such earlier date established by the Committee, of the calendar year immediately preceding the calendar year in which a performance period under the LTPP ends, in accordance with any procedures established by the Committee.  Notwithstanding the foregoing, a newly hired Eligible Employee may make an initial LTPP Award deferral election by the date the Committee specifies after the individual receives enrollment materials.  Currently, the Committee has specified that for a newly hired Eligible Employee an initial deferral election must be made within 30 days of becoming an Eligible Employee.

(b)                                 Amount of Deferral of LTPP Award.   An Eligible Employee may defer any portion, up to 100%, of any LTPP Award to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point.  Once an election is made by an Eligible Employee to defer any portion or all of a Bonus, the appropriate dollar amount will be withheld from the Bonus when this amount would have otherwise been paid.

3.4                               Effect of Taxes on Maximum Deferrals.  Notwithstanding any provision herein to the contrary, Keysight may withhold Taxes from any cash payment made under the Plan or Bonus plan or arrangement, owing as a result of any deferral or payment hereunder, as Keysight deems appropriate in its sole discretion.  If, with respect to the pay period within which a deferral, payment or Bonus is made under the Plan or Bonus plan or arrangement, the Participant receives insufficient actual cash compensation to cover such Taxes, then Keysight may withhold any remaining Taxes owing from the Participant’s subsequent cash compensation received, until such Tax obligation is satisfied, or otherwise make appropriate arrangements with the Participant for satisfaction of such obligation.

3.5                               Suspension.  A Participant’s participation in the Plan shall be suspended for any period during which he or she:

(i)                                     Is on a formal leave of absence without pay authorized by Keysight;

(ii)                                  Is on military leave, in accordance with Keysight’s policy with respect to such leaves; or

(iii)                               Ceases to qualify as an Eligible Employee but remains an Employee.  However, during any such suspension period, the Participant’s Accounts shall continue to share in the Plan, and such Participant may continue to make investment directions pursuant to Section 5 hereof.

3.6                               End of Suspension.   When a Participant returns from a suspension period during a calendar year in which an election for that Participant exists, the Pay Period Deferral Amount for any remaining pay periods will be deferred.  Any amounts that would have been deferred during the suspension period if such suspension had not occurred will no longer be considered part of the election for Deferral Amounts.

3.7                               Committee Discretion.  Notwithstanding anything in this Section 3 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid deferral election under this Section 3, in any manner it deems appropriate; provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under section 162(m) of the Code.

Section 4.                                          Deferral Accounts.

4.1                               Crediting in General.  Amounts deferred pursuant to Section 3 shall be credited to a Deferral Account in the name of the Participant. Deferred Amounts arising from deferrals of Base Pay shall be credited to a Deferral Account at least quarterly.  Deferrals resulting from amounts credited to a Participant’s Deferral Account from the deferral of Bonuses shall be credited to a Deferral Account as soon as practicable after such Bonus would otherwise have been paid.  Deferrals resulting from amounts credited to a Participant’s Deferral Account from the deferral of LTPP Awards shall be credited to a Deferral Account as soon as practicable after such LTPP Award would otherwise have been paid.  The Participant’s rights in the Deferral Account shall be no greater than the rights of any other unsecured general creditor of Keysight.  Deferred Amounts and Earnings thereon invested hereunder shall for all purposes be part of the general funds of Keysight.  Any payout to a Participant of amounts credited to a Participant’s Deferral Account is not due, nor are such amounts ascertainable, until the Payout Commencement Date.

4.2                               Hewlett-Packard Company Officers Early Retirement Plan Deferrals.  A separate Deferral Account may be created or credited pursuant to the termination of the Hewlett-Packard Company Officers Early Retirement (OER) Plan, as restated effective October 31, 1999.  Except as otherwise provided in this Section 4.2, an OER Deferral shall be forfeited in full, if the Termination Date of a Rollover Participant for whom the OER Deferral was created or credited occurs prior to April 1, 2001.   There will be no new deferrals into the OER Deferral Account. Notwithstanding the foregoing, the OER Deferral of a Rollover Participant shall not be forfeited due to his or her Termination Date occurring prior to April 1, 2001, if the Rollover Participant has attained the age of 58 on or before March 31, 1999.  This section is subject to the rules set forth in Section 6, Payout to the Participants, and Section 14, Amendment and Termination of the Plan.

Section 5.                                          Earnings on the Deferral Account.

5.1                               Crediting in General.  Amounts in a Participant’s Deferral Account will be credited at least quarterly with Earnings until such amounts are paid out to the Participant under this Plan as set forth in Section 6.  All Earnings attributable to the Deferral Account shall be added to the liability of and retained therein by Keysight.  Any such addition to the liability shall be appropriately reflected on the books and records of Keysight and identified as an addition to the total sum owing the Participant.  The Deferral Account of a Rollover Participant shall be credited with Earnings at the same time and accounted for in the same manner as the Deferral Account of a Participant (regardless of the Rollover Participant’s eligibility to participate in the Plan), pro-rated to reflect the date on which the deferral account from a Rollover Plan is transferred into the Plan.

5.2                               Hypothetical Investment Options.  Except as otherwise provided in this Section 5.2, and subject to provisions of Section 4.1, the Committee may, in its discretion, offer Participants a choice among various Hypothetical Investment Options on which their Deferral Accounts may be credited.  Such a choice is nominal in nature, and grants Participants no real or beneficial interest in any specific fund or property. Provision of a choice among Hypothetical Investment Options grants the Participant no ability to affect the actual aggregate investments Keysight may or may not make to cover its obligations under the Plan. Any adjustments Keysight may make in its actual investments for the Plan may only be instigated by Keysight, and may or may not bear a resemblance to the Participants’ hypothetical investment choices on an account-by-account basis.  The timing, allowance and frequency of hypothetical investment choices, and a Participant’s ability to change how his or her Deferral Account is credited, is within the sole discretion of the Committee.

5.3                               Investment Directions.  A Participant may direct the deemed investment of the Participant’s Deferred Amounts among the Hypothetical Investment Options, in the manner prescribed by Keysight at the time of enrollment or re-enrollment. Investment elections shall be in such minimum percentage amounts with respect to each Fund as permitted by Keysight.

Notwithstanding any other provision of the Plan to the contrary, all deferrals of non-cash LTPP Awards shall be deemed to be invested wholly in Shares.

5.4                               Reinvestment Directions.  On a daily basis, by instructing Keysight in the manner prescribed, a Participant may direct the reinvestment of the Participant’s Deferral Accounts among the various Hypothetical Investment Options.  A Participant shall specify the reinvestment amounts of the Participant’s Deferred Account to be invested in such Hypothetical Investment Options.  Reinvestment directions shall be in such minimum dollar or percentage amounts as permitted by Keysight.  Notwithstanding any other provision of the Plan to the contrary, Participants may not direct the reinvestment of their deferral of non-cash LTPP Awards.

5.5                               No Investment Directions.  In the event that the Participant fails to direct their investment, a Participant’s Deferral Account shall be credited with the deemed return on investment in Vanguard Institutional Index 500 Fund.  Notwithstanding the foregoing, all deferrals of non-cash LTPP Awards shall be deemed to be invested wholly in Shares, and such deferrals shall be credited with any fluctuations in the value of the Shares in accordance with Section 5.1.  Covered Officers may not direct the investment of their Bonus Deferral Account.  A Covered Officer’s Bonus Deferral Account shall only be credited with the deemed return on investment in the Vanguard Institutional Index 500 Fund.

5.6                               OER Deferral Fund.  The Hypothetical Investment Option, which the Committee in its sole discretion has delineated as the option with respect to which OER Deferrals are credited, is a frozen fund, currently the Vanguard Balanced Fund.  Participants will not have, among the Hypothetical Investment Options, the right to request that additional Deferral Account balances be credited in accordance with the deemed return on investment of the so delineated Hypothetical Investment Option described above.

Section 6.                                          Payout to the Participants.

6.1                               Termination.  If a Participant’s Deferral Account balance is equal to or greater than $25,000 on the Termination Date, the form and commencement of benefit may be made in accordance with the Participant’s election and this Section 6.1.  An election under this section is only valid if made before the date that is at least twelve (12) months prior to the Participant’s Termination Date.

(a)                                 Form of Payout.  A Participant making a valid election under this Section 6.1 may elect to receive either (a) a single lump sum payout by January 15 of the year following the Termination Year, or (b) a payout in annual installments over a five (5) to fifteen (15) year period beginning on or before the January 15 following the Termination Year.

(b)                                 Commencement of Payout.  A Participant making a valid election under this Section 6.1 may elect to further defer the Payout Commencement Date, under either the single lump sum or the annual installment election addressed in Section 6.1(a), by an additional one (1), two (2) or three (3) years beginning after the January 15 following the Termination Year.

(c)                                  Earnings on Deferral Accounts.  Whatever the form of payout under Section 6, and whatever the timing of the Payout Commencement Date, the Deferral Account of a Participant shall continue to be credited with Earnings until all amounts in such an account are paid out to the Participant.

6.2                               Default Form and Commencement of Payout.  If a valid election under Section 6.1 is not made, and the Participant’s Deferral Account balance is equal to or greater than $25,000 on the Termination Date, then the Participant shall receive his or her payout in annual installments over the fifteen (15) year period beginning on or before January 15th following the Termination Year.  If, however, such Deferral Account balance is less than $25,000 on the Termination Date, then the Participant shall receive a single lump sum payout on or before January 15th following the Termination Date.

6.3                               Death of Participant.  If a Participant dies and an election was made under Section 6.1, the Beneficiary will be paid according to the election even though the election was not made twelve (12) months or more prior to the Participant’s death.  If the Participant dies and no valid election was made, and the Participant’s Deferral Account balance is equal to or greater than $25,000 on the date of death, then the Beneficiary will receive the payout in annual installments over the fifteen (15) year period beginning on or before January 15th in the calendar year following the year of the Participant’s death. If, however, such Deferral Account balance is less than $25,000 on the date of death, then the Beneficiary shall receive a single lump sum on or before January 15th of the year following the year of death.

6.4                               Special Rules for Participants with Deferrals of LTPP Awards.  In the event that the payout of a Deferral Account includes the deferral of non-cash LTPP Awards, then (1) the payout of an LTPP Deferral Account shall be made solely in Shares, and (2) if the payout takes the form of annual installments, then subject to such rules and procedures as may be established by the Committee, each installment shall consist of equal proportions of (A) the LTPP Deferral Account and (B) the sum of the Base Pay Deferral Account and Bonus Deferral Account.

6.5                               Committee Discretion.  Notwithstanding anything in this Section 6 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid election under Section 6.1, and the timing, form and amount (e.g., payouts affected by a forfeiture under Section 4.2) of any payout, in any manner it deems appropriate (excluding any election by or payout to a Participant who is then serving as a member of the Committee); provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under section 162(m) of the Code.

Section 7.                                          Hardship Provision for Unforeseeable Emergencies.

Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6.  However, such credited amounts may be subject to early withdrawal if (1) an unforeseeable emergency occurs that is caused by a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s or Beneficiary’s control, (2) such circumstances would result in severe financial hardship to the individual if early withdrawal is not permitted, and (3) any other requirements established under the Code and regulations promulgated thereunder, applying the standards established under section 457 of the Code and the regulations promulgated thereunder, are satisfied.  A severe financial hardship exists only when all other reasonably available financial resources have been exhausted, including but not limited to (1) reimbursement or compensation by insurance or otherwise, (2) liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or (3) cessation of deferrals under the Plan.   Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

The Committee shall have sole discretion to determine whether to approve any hardship withdrawal, which amount will be limited to the amount necessary to meet the emergency.    The Committee’s decision is final and binding on all interested parties.  A Participant who is then serving as a member of the Committee shall not vote on whether or not he or she is eligible for such a hardship withdrawal.

Section 8.                                          Other Access to Deferral Accounts.

8.1                               Unanticipated Needs.  Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Section 6.  However, such credited amounts may be subject to early withdrawal if an unanticipated need for funds occurs, other than a need specified in Section 7; provided, however, that the Participant permanently forfeits at least ten percent (10%) of the amount to be withdrawn.  Additionally, unless otherwise determined by the Committee, withdrawals based on an unanticipated need for funds may be made no more than once each calendar year and the amount to be withdrawn must be equal to or greater than $25,000.

8.2                               Waiting Period.  If the Participant withdraws amounts credited to a Deferral Account under this section, he or she (1) may not defer Base Pay, as specified in Section 3, for the remainder of the calendar year within which the withdrawal is received, and (2) may not defer Bonuses or LTPP Awards, as specified in Section 3, for the remainder of the calendar year in which the withdrawal is received.

Section 9.                                          Designation of Beneficiary.

The Participant shall, in accordance with procedures established by the Committee,  (1) designate a Beneficiary hereunder, and (2) shall have the right thereafter to change such designation.  Notwithstanding the foregoing, with respect to an employee who became a Plan Participant during the Transition Period, all existing beneficiary designations on file with the Keysight Plan shall be deemed and treated as designations under this Plan.  In the case of a Participant’s death, payment due under this Plan shall be made to the designated Beneficiary or, in the absence of such designation, by will or the laws of descent and distribution in the Participant’s state of residence at the time of his or her death.

Section 10.                                   Change in Control.

10.1                        Discretion to Accelerate.  In the event of a “proposed change in control,” as defined below, the Committee shall have complete authority and discretion, but no obligation, to accelerate payments of all Participants, both terminated and active Participants.

10.2                        Proposed Change in Control.  A “proposed change in control” shall mean (1) a tender offer by any person or entity, other than Keysight or an Keysight subsidiary, to acquire securities representing 40 percent or more of the voting power of Keysight or (2) the submission to Keysight’s shareholders for approval of a transaction involving the sale of all or substantially all of the assets of Keysight or a merger of Keysight with or into another corporation.  Notwithstanding the foregoing, neither the initial public offering of voting common stock in Keysight, nor the distribution by Agilent of shares of Keysight voting common stock in a transaction which qualifies under Section 355 of the Code, shall constitute a “proposed change in control” for purposes of this Section 10.

10.3                        Request for Negotiation.  The Committee may also ask the Board of Directors to negotiate, as part of any agreement involving a proposed change in control, terms providing for protection of Participants and their interests in the Plan.

10.4                        Application During Transition Period.  For purposes of the definition of a “proposed change in control,” solely during the Transition Period such definition shall be applied by replacing in each instance the term “Keysight” with the term “Agilent.”  Notwithstanding any provision of the Plan to the contrary, neither the Operational Separation nor the Distribution shall be deemed a proposed change in control for purposes of this Plan.

Section 11.                                   Limitation on Assignments.

Benefits under this Plan are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishments by creditors of the Participant or the Participant’s Beneficiary and any attempt to do so shall be void.

Section 12.                                   Administration.

12.1                        Administration by Committee.  The Committee shall administer the Plan.  Notwithstanding any provision of the Plan to the contrary, no member of the Committee shall be entitled to vote on any matter which would create a significant risk that such member could be treated as being in constructive receipt of some or all of his or her Deferral Account.  The Committee shall have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee shall be final and binding upon all parties, including shareholders, Participants, Beneficiaries and other employees.  Those responsibilities of the Committee that do not involve the exercise of its discretion may be performed on behalf of the Committee by the Company through its employees.

12.2                        Books and Records.  Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of Keysight at its expense and subject to supervision and control of the Committee.

Section 13.                                   No Funding Obligation.

Keysight is under no obligation to transfer amounts credited to the Participant’s Deferral Account to any trust or escrow account, and Keysight is under no obligation to secure any amount credited to a Participant’s Deferral Account by any specific assets of Keysight or any other asset in which Keysight has an interest.  This Plan shall not be construed to require Keysight to fund any of the benefits provided hereunder nor to establish a trust for such purpose.  Keysight may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangements as Keysight may decide.  No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of ERISA, nor shall any such arrangement change the nature of the obligation of Keysight nor the rights of the Participants under the Plan as provided in this document.  Neither the Participant nor his or her estate shall have any rights against Keysight with respect to any portion of the Deferral Account except as a general unsecured creditor.  No Participant has an interest in his or her Deferral Account until the Participant actually receives the deferred payment.

Section 14.                                   Amendment and Termination of the Plan.

The Company reserves the right to amended, modify, suspend or terminate the Plan any time and for any reason.  Keysight’s Senior Vice President of Human Resources, or the General Counsel, or in their absence, any officer of the Keysight, shall have the authority to approve amendments to the Plan that do not materially impact Keysight.  Amendments that may materially impact Keysight (including specifically a Plan termination) as determined by the Senior Vice President of Human Resources or the General Counsel, will be approved by the Committee; provided, however, that amounts already credited to Deferral Accounts will continue to be owed to the Participants or Beneficiaries and will continue to accrue Earnings and continue to be a liability of Keysight.  Any amendment or termination of the Plan will not affect the entitlement of any Participant or the Beneficiary of a Participant who terminates employment before the amendment or termination.  All benefits to which any Participant or Beneficiary may be entitled shall be determined under the Plan as in effect at the time the Participant terminates employment and shall not be affected by any subsequent change in the provisions of the Plan; provided, however, that Keysight reserves the right to change the basis of return on investment of the Deferral Account with respect to any Participant or Beneficiary.  Participants or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan.

Section 15.                                   Tax Withholding.

If Keysight concludes that Tax is owing with respect to any deferral of income or payment hereunder, Keysight shall withhold such amounts from any payments due the Participant, or otherwise make appropriate arrangements with the Participant or his or her Beneficiary for satisfaction of such obligation.

Section 16.                                   Choice of Law.

This Plan, and all rights under this Plan, shall be interpreted and construed in accordance with ERISA and, to the extent not preempted, the law of the State of California, unless otherwise stated in the Plan.  The Directors Subplan, and all rights under such subplan, shall be interpreted and construed in accordance with the laws of the State of California, excluding the conflicts of laws provisions thereof, and is not subject to ERISA.

Section 17.                                   Notice.

Any written notice to Keysight required by any of the provisions of this Plan shall be addressed to the Senior Vice President of Human Resources of Keysight or his or her delegate and shall become effective when it is received.

Section 18.                                   No Employment Rights.

Nothing in the Plan, nor any action of Keysight pursuant to the Plan, shall be deemed to give any person any right to remain in the employ of Keysight or affect the right of Keysight to terminate a person’s employment at any time and for any reason.

Section 19.                                   Severability of Provisions.

If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect any other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

Section 20.                                   Rollovers from other Plans.

20.1                        Discretion to Accept.  The Committee shall have complete authority and discretion, but no obligation, to allow the Plan to create Deferral Accounts for Rollover Participants and credit such accounts with amounts to reflect the Rollover Participant’s deferral account in a Rollover Plan.  The amounts credited to such Deferral Accounts are fully subject to the provisions of this Plan.  Reference in the Plan to such a crediting as a “rollover” or “transfer” of assets from a Rollover Plan is nominal in nature, and confers no additional rights upon a Rollover Participant other than those specifically set forth in the Plan.

20.2                        Status of Rollover Participants.  A Rollover Participant and his or her Beneficiary are fully subject to the provisions of this Plan, except as otherwise expressly set forth herein.  A Rollover Participant who is not already a Participant in the Plan and is not otherwise eligible to participate in the Plan at the time of rollover, shall not be entitled to make any additional deferrals under the Plan unless and until he or she has become an Eligible Employee under the terms of the Plan.

20.3                        Payment to Rollover Participants.  If at the time of rollover or transfer, payments from a Rollover Participant’s account in a Rollover Plan have already commenced from a Rollover Plan, he or she shall continue to receive such payments in accordance with the form and timing of payment provisions of such plan.  If a Rollover Participant is not yet eligible to receive payments from the Rollover Plan at the time of the rollover or transfer, he or she is bound by the payout provisions of this Plan.

Section 21.                                   Code Section 162(m).

With respect to Covered Employees, this Plan is designed to satisfy the special requirements for performance-based compensation set forth in Section 162(m)(4)(C) of the Code, and the Plan shall be so construed.  Furthermore, if a provision of the Plan as it relates to a Covered Officer causes a deferral or payment to fail to satisfy these special requirements, the Plan shall be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

Section 22.                                   Definitions.

22.1                        Base Pay means the annual base salary rate of cash compensation for employees on the U.S. payroll of Agilent, excluding bonuses, incentive compensation, commissions, overtime pay, Bonuses, severance payments, shift differential, payments under the Agilent Technologies, Inc. Disability Plan or the HP Income Protection Plan, the Agilent or HP Supplemental Income Protection Plan, or any other additional compensation.

22.2                        Base Pay Threshold means the amount defined in Code Section 401(a)(17), as adjusted by the Secretary of the Treasury under Code Section 415(d), in effect on January 1st of the calendar year for which amounts are to be deferred.

22.3                        Beneficiary means the person or persons designated by a Participant pursuant to Section 9, in accordance with and accepted by Keysight, to receive any amounts payable under the Plan in the event of the Participant’s death.

22.4                        Bonus shall have the same meaning as set forth in the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees, as amended and restated effective November 1, 2001 and shall have the same meaning as “Variable Payment” and “Variable Pay” as set forth in the Agilent Technologies, Inc. Pay-For-Results Plan for Non-Covered Employees, effective November 1, 2001 (PFR Plan) or any other management bonus plan or arrangement that provides a bonus compensation opportunity to Eligible Employees as defined by the Committee from time to time.   Bonus does not include any sales incentive compensation or commission.

22.5                        Code means the Internal Revenue Code of 1986, as amended from time to time.

22.6                        Committee means the Compensation Committee of the Board of Directors of Keysight or its delegate.

22.7                        Covered Officer shall have the same meaning as “covered employee” does under Code section 162(m).

22.8                        Deferral Account means the account balance of a Participant in the Plan created from Deferred Amounts or from a credit to a Participant’s account from a Rollover Plan, and the Earnings thereon prior to a payout to the Participant.

22.9                        Deferred Amount means the amount the Participant elects to have deferred from Base Pay and/or a Bonus, pursuant to Section 3, or in the case of a Director who is a Participant, the amount the Director elects to have deferred from his or her annual cash retainer and committee fees.

22.10                 Director means an individual who was serving as a member of Agilent’s Board of Directors and who is not then an employee of Agilent or any of Agilent’s affiliates.

22.11                 Directors Subplan means that subplan of the Plan which sets forth certain material terms and conditions under which Directors may participate in the Plan, which terms are documented in an attachment to this Plan.

22.12                 Earnings means the deemed return on investment (or charge on investment loss) allocated to a Participant’s Deferral Account, based on the return of the Hypothetical Investment Options.

22.13                 Eligible Employee means an employee on the U.S. payroll of Keysight who has a Base Pay rate at the time of election as specified in Section 3 equal to or in excess of the Base Pay Threshold.

22.14                 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

22.15                 Hypothetical Investment Options means those options listed in Appendix A of this Plan.  Said options are at the sole discretion of and subject to amendment or termination by the Committee.

22.16                 HP means Hewlett-Packard Company, a Delaware corporation.

22.17                 Keysight means Keysight Technologies, Inc., a Delaware corporation, and its majority-owned subsidiaries.

22.18                 LTPP means the Agilent Technologies, Inc. Long-Term Performance Plan, as it may be amended from time to time.

22.19                 LTPP Award means any award to be delivered to a Participant at the end of a performance period under the terms of the LTPP.

22.20                 Participant means any individual who has a Deferral Account under the Plan or who is receiving or entitled to receive benefits under the Plan.  The term Participant also refers to a Rollover Participant, except where expressly provided otherwise.

22.21                 Payout Commencement Date means the date on which the payout to a Participant of amounts credited to his or her Deferral Account first commences.

22.22                 Plan means the Keysight Technologies, Inc. Deferred Compensation Plan.

22.23                 Rollover Participant means an individual with a Deferral Account in the Plan transferred from a Rollover Plan in accordance with the provisions of Section 19.  The term Rollover Participant may also refer to an individual who has previously been a Participant in the Plan, or an existing Participant at the time of transfer.

22.24                 Rollover Plan means-

(a)                                 The nonqualified deferred compensation plan of any other employing business entity within the HP consolidated group prior to the distribution of Agilent shares to the HP shareholders; or

(b)                                 The Hewlett-Packard Company Officers Early Retirement Plan, to the extent a Deferral Account is created or added to for a Participant or Rollover Participant, due to the termination of this plan; or,

(c)                                  The nonqualified deferred compensation plan of a business entity acquired by Agilent through acquisition of a majority of the voting interest in, or substantially all of the assets of, such entity prior to the distribution of Agilent to the Agilent shareholders.

22.25

22.26                 Shares means shares of the common stock of Keysight Technologies, Inc.

22.27                 Tax or (Taxes) means any federal, state, local, or any other governmental income tax, employment tax, payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any Earnings thereon, and any payments made to Participants or Beneficiaries under the Plan.

22.28                 Termination Date means the date on which the Participant ceases to be an employee and Director of Keysight.

22.29                 Termination Year means the calendar year within which a Participant’s Termination Date falls.

Section 23.                                   Execution.

IN WITNESS WHEREOF, Keysight has caused this Plan to be duly adopted by the undersigned this        day of                      , 2014, effective as of August 1, 2014.

Keysight Technologies, Inc.

By:
Ingrid Estrada
Senior Vice President of Human Resources
Keysight Technologies, Inc.

APPENDIX A

Hypothetical Investment Options as of August 1, 2014

Vanguard Institutional Index 500 Fund

Vanguard Balanced Fund Spartan U.S. Equity Index Fund

Fidelity Growth & Income Portfolio

Fidelity Intermediate Bond Fund

Fidelity Low-Priced Stock Fund

Spartan Extended Market Index Fund

Fidelity Contra Fund

Fidelity Magellan Fund

Institutional Money Market Fund

ICAP Equity Portfolio

Janus Aspen Series Worldwide Growth Portfolio

MAS Mid-Cap Growth Fund

PIMCO Total Return Fund

Harbor Capital Appreciation Fund

Domini Social Equity Fund

Templeton Foreign Fund

Keysight Technologies, Inc. common stock (for deferral of LTPP Awards only)

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ATTACHMENT A

DIRECTORS SUBPLAN

TO THE KEYSIGHT TECHNOLOGIES, INC. DEFERRED COMPENSATION PLAN

Introduction                                                 Establishment and Purpose of the Directors Subplan.

The Directors Subplan is adopted effective as of August 1, 2014 under the Keysight Technologies, Inc. Deferred Compensation Plan (the “Plan”), as a successor subplan to the Director Subplan under the frozen Agilent Plan.  Defined terms used in the Directors Subplan that are not defined herein shall have the same meaning as defined in the Plan.  The Directors Subplan is not subject to regulation under ERISA and shall be governed by the laws of the State of California, excluding the conflict of law provisions thereof.  Except to the extent expressly provided in the Directors Subplan, the terms and conditions under which Directors may participate in the Plan shall be set forth in the Plan.

Section 1.                                          Timing and Amounts of Deferred Compensation.

Notwithstanding any provision in Section 3.1 through 3.3 of the Plan (inclusive) to the contrary, the following provisions shall apply to Directors:

(a)                                 Annual Retainer/Committee Fees Deferral.

(i)                                     Timing of Annual Retainer/Committee Fees Deferral.  A Participant must make an election to defer an annual cash retainer payment or committee fee on or before February 15, or such earlier date established by the Committee, preceding the Plan Year under the Directors Stock Plan with respect to which such annual cash retainer or committee fee is paid, in accordance with any procedures established by the Committee.  The term “Directors Stock Plan” means the Agilent Technologies, Inc 1999 Non-Employee Director Stock Plan. The term “Plan Year” shall be as defined in the Directors Stock Plan, and as of the effective date of the Directors Subplan means the year beginning on March 1 and ending on February 28, or February 29, as the case may be.  Notwithstanding the foregoing, a newly elected or appointed Director may make an initial annual cash retainer or committee fees deferral election by the date the Committee specifies after the individual receives enrollment materials.  Currently, the Committee has specified that for a newly elected or appointed Director, an initial deferral election must be made within 30 days of becoming a Director.

(ii)                                  Amount of Annual Retainer/Committee Fees Deferral.  A Director may defer any portion, up to 100%, of any annual cash retainer payment or committee fees to which he or she may become entitled, so long as the deferral amount is expressed in terms of a whole percentage point.  Once an election is made by a Director to defer any portion or all of an annual cash retainer payment, the appropriate dollar amount will be withheld from the annual cash retainer or committee fee when this amount would have otherwise been paid.

Notwithstanding any provision of Section 3.5 or 3.6 of the Plan to the contrary, the

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following provisions shall apply to Directors:

(b)                                 Suspension.  A Director’s participation in the Plan shall be suspended for any period during which he or she ceases to qualify either as a Director or as an Eligible Employee, but is then an employee of Keysight or one of its affiliates.  However, during such suspension period, the Director’s Accounts shall continue to share in the Plan, and such Director may continue to make investment directions pursuant to Section 5 of the Plan.  Section 3.6 of the Plan shall not apply to Directors.

Section 2.                                          Deferral Accounts.

Notwithstanding any provision of Section 4 of the Plan to the contrary, the following provisions shall apply to Directors:

Crediting in General.  Amounts deferred pursuant to Section 1 above shall be credited to a Deferral Account in the name of the Director.  Deferred Amounts arising from deferrals of annual cash retainer payments or committee fees shall be credited to a Deferral Account as soon as practicable after the time that such deferred annual retainer or committee fees would otherwise have been paid.  The Director’s rights in the Deferral Account shall be no greater than the rights of any other unsecured general creditor of Keysight.  Deferred Amounts and Earnings thereon invested hereunder shall for all purposes be part of the general funds of Keysight.  Any payout to a Participant of amounts credited to a Participant’s Deferral Account is not due, nor are such amounts ascertainable, until the Payout Commencement Date.

Section 3.                                          Other Access to Deferral Accounts.

Notwithstanding any provision of Section 8.2 of the Plan to the contrary, the following provisions shall apply to Directors:

Waiting Period.  If the Director withdraws amounts credited to a Deferral Account under the election set forth in Section 8.1 of the Plan, the Director may not defer annual cash retainer payments at any time during the twelve-month period following the date on which the withdrawal is received.

Section 5.                                          No Continued Right to Service as a Director.

Notwithstanding any provision of Section 18 of the Plan to the contrary, the following provisions shall apply to Directors:

Nothing in the Plan—including the Directors Subplan—nor any action of Keysight pursuant to the Plan, shall be deemed to give any person the right to continued service as a member of the Board of Directors of Keysight or affect the right of the Board of Directors of Keysight and/or Keysight’s shareholders to remove an individual from the Keysight Board of Directors in accordance with the General Corporation Law of the State of Delaware, Keysight’s governing documents, including Keysight’s Articles of Incorporation and Bylaws, and any other applicable law.

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